CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS BOTH NOT

MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED, AND HAS BEEN MARKED WITH

“[***]” TO INDICATE WHERE OMISSIONS HAVE BEEN MADE.

Exhibit 10.11

AMENDMENT TO LICENSE AGREEMENT

This  Amendment to License Agreement (“Amendment”) is made and entered into as of September 3, 2020 (the “Amendment Effective Date”) by and between Elanco Tiergesundheit AG, a Swiss corporation having place of business at Mattenstrasse 24A, 4058 Basel, Switzerland (“Elanco”) and Tarsus Pharmaceuticals, Inc., a Delaware corporation having its principal offices at 4590 MacArthur Blvd. Suite 500, Newport Beach, CA 92660 (“Tarsus”).

RECITALS:

WHEREAS, Elanco and Tarsus entered into that certain License Agreement, dated January 31, 2019 (the “License Agreement”); and

WHEREAS, Elanco and Tarsus desire to modify the License Agreement in accordance with the terms and conditions of this Amendment.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Elanco and Tarsus agree and amend the License Agreement as follows:

1.All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the License Agreement.

2.New Section 1.10 is hereby added to the License Agreement as follows (and, accordingly, the numbering of Section previous 1.10 and all other subsections of Section 1 are increased by one (1) subsection number):

“‘Elanco Field’ means all applications for non-human animals, agricultural applications, seed treatment applications and urban pest applications related to structural, turf, lawns and gardens, including treatment of premises and ornamental pest markets but excluding, for clarity, any mosquito vector control for human disease or any human therapeutics.”

3.New Section 1.12 is hereby added to the License Agreement as follows (and, accordingly, the numbering of Section 1.12 and all other subsections of Section 1 are increased by one (1) subsection number):

“Existing Manufacturer” means a third party that manufactures for which Tarsus pays (or has paid) Elanco $[***] pursuant to Section 3.1 of that certain License Agreement entered into by and between Tarsus and Elanco on or around even date herewith (the “Systemic License Agreement”).

4.The first sentence of Section 1.14 (previously Section 1.13) of the License Agreement is hereby amended and restated as follows (with new text marked in bold underline, and deleted text marked in ~~strikethrough~~):

“‘First Commercial Sale’ for a country means the first commercial sale of a Licensed Product to a Third Party by Tarsus or any of its Affiliates or sublicensees of such Licensed Product after final approval by the applicable government authority to market such product for human use in the Field in such country (e.g. NDA approval).”

5.The first sentence of Section 1.26 (previously Section 1.25) of the License Agreement is hereby amended and restated as follows (with new text marked in bold underline, and deleted text marked in ~~strikethrough~~):

“ ‘Net Sales’ means, with respect to a Licensed Product, the gross amount invoiced by Tarsus (including a Tarsus Affiliate) or any sublicensee thereof to unrelated Third Parties, excluding any sublicensee, for such Licensed Product in the Field in the Territory during the Royalty Term in the country of sale, less the following items applied consistent with U.S. Generally Accepted Accounting Principles:

(a)       Trade, quantity and cash discounts allowed;

(b)      Discounts, refunds, rebates, chargebacks, retroactive price adjustments, and any other allowances which effectively reduce the net selling price;

(c)     Licensed Product returns and allowances;

(d)      That portion of the sales value associated with drug delivery systems, where applicable;

(e)      Any tax imposed on the production, sale, delivery or use of the Licensed Product, including, without limitation, sales, use, excise or value added taxes;

(f)       Wholesaler inventory management fees;

(g)      Allowance for distribution expenses; and

(h)      Any other similar and customary deductions which are in accordance with GAAP.”

6.Section 1.28 (previously Section 1.27) of the License Agreement is hereby amended and restated as follows (with new text marked in bold underline, and deleted text marked in ~~strikethrough~~):

“‘Phase 2 Clinical Trial’ means a clinical trial phase 2a, 2b or adaptive design for an indication in the Field that is both (a) designed to evaluate clinical efficacy and safety for a pharmaceutical product, in a manner that is generally consistent with 21 C.F.R. § 312.21(b), as amended (or its successor regulation) and/or any analogous applicable law outside of the United States, as applicable, and (b) is necessary to enable Regulatory Approval in the United States or any Major European Country.”

7.Section 1.29 (previously Section 1.28) of the License Agreement is hereby amended and restated as follows (with new text marked in bold underline, and deleted text marked in ~~strikethrough~~):

“ ‘Phase 3 Clinical Trial’ means a pivotal clinical trial for an indication in the Field that both (a) has a defined dose or a set of defined doses of a pharmaceutical product designed to ascertain efficacy and safety of such product, in a manner that is generally consistent with 21 C.F.R. § 312.21(c), as amended (or its successor regulation) and/or any analogous applicable law outside of the United States, as applicable, and (b) is necessary to enable Marketing Approval in the United States or any Major European Country.”

8.Section 1.36 (previously Section 1.35) of the License Agreement is hereby amended and restated as follows (with new text marked in bold underline, and deleted text marked in ~~strikethrough~~):

“ ‘Sublicense Revenue’ means payments that Tarsus receives in consideration for a sublicense of rights under the Licensed IP in the Field.”

9.Section 2.2 of the License Agreement is hereby amended and restated as follows (with new text marked in bold underline, and deleted text marked in ~~strikethrough~~):

“Tarsus License.  Tarsus hereby grants to Elanco a worldwide non-exclusive, perpetual, sublicensable (through multiple tiers), royalty-free license, under the Tarsus IP, to research, develop, make, use, sell, offer for sale, import and otherwise exploit Compounds and Licensed Products ~~outside the Field~~in the Elanco Field.  Tarsus may sublicense any or all rights and/or obligations under this Agreement.”

10.Section 3.1 of the License Agreement is hereby amended and restated as follows (with new text marked in bold underline, and deleted text marked in ~~strikethrough~~):

“Within [***] days following the date Tarsus pays Elanco the Upfront Payment, Elanco shall provide all information regarding the Licensed Know-How that is Controlled by Elanco as of the Effective Date and is reasonably necessary to research, develop, make, use, or otherwise exploit Licensed Products in the Field in the Territory. Additionally, if Tarsus engages a third party other than Siegfried to manufacture the Licensed Product and such manufacture requires material manufacturing Know-How not previously provided to Tarsus then Elanco shall provide (or cause Siegfried to provide) such Know-How and, unless such third party is an Existing Manufacturer, Tarsus shall pay Elanco $[***] within thirty (30) days after its receipt of all of such Know-How.  Provided in any case that Elanco shall only be obliged to provide information to a third party that has been selected in compliance with Section 8.4.”

11.Section 7.3 of the License Agreement is hereby amended and restated as follows (with new text marked in bold underline, and deleted text marked in ~~strikethrough~~):

“Improvements. Elanco shall own any invention conceived by or for Elanco from the use of the Compound or otherwise derived by or for Elanco from the Compound (“Elanco Improvements”). Tarsus shall own any invention conceived by or for Tarsus from the use of the Compound or otherwise derived by or for Tarsus from the Compound (“Tarsus Improvements”).  To the extent any Research Invention (as such term is defined in the MTA) exists, Elanco hereby assigns such Research Invention to Tarsus.  Tarsus hereby grants Elanco an exclusive royalty-free, perpetual license to the Research Inventions and Tarsus Improvements for applications ~~outside the~~in the Elanco Field~~)~~.  ~~Such license shall be exclusive in animal health (which, for the avoidance of doubt, excludes any applications in humans) and non-exclusive in all other applications outside the Field.~~ This Section 7.3 amends and supersedes Section 7 of the MTA entirely, such that Section 7 of the MTA shall have no further force or effect.”

12.Except as otherwise modified by this Amendment, the License Agreement shall remain in full force and effect consistent with its terms.

13.This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.  Copies (whether photostatic, facsimile or otherwise) of this Amendment may be made and relied upon to the same extent as an original.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Amendment to the License Agreement as of the date first above written.

Elanco Tiergesundheit AG		Tarsus Pharmaceuticals, Inc.

By:	/s/ Aaron L. Schacht	By:	/s/ Bobak Azamian

Name:	Aaron L. Schacht	Name:	Bobak Azamian

Title:	EVP- Innovation, Regulatory & Business Development	Title:	Chief Executive Officer